Exhibit 99.2

To All:

You have heard us say that consumer and investor groups are driving change in the livestock sector. Further, that “it is not going to happen; it is happening now.” Here is some of the clearest validation of that premise to date. Remember while reading the article (link below), that Ceres and FAIRR represent over $33 trillion in assets under management. Further, Wendy’s commitment is just the latest in a series of similar steps from many others in the food industry. Note also, Bion has no relationship with Ceres, FAIRR, or Wendy’s, but we are all on the same path: a clean and sustainable livestock sector.

“Wendy's, which is one of the world's largest quick service restaurants, committed to pursue a science-based target, in accordance with the Science-Based Targets initiative (SBTi), by the end of 2021. The target, once established and validated, will address Scope 1, 2 and 3 greenhouse gas emissions. Notably, by encouraging the agricultural practices necessary to meet their Scope 3 emissions target, Wendy's can enhance the resilience of its meat supply chains to risks associated with water scarcity and extreme weather, while improving water quality through enhanced soil health and nutrient management.”

Wendy: Investors encouraged by Wendy's pledge to set science-based emissions reduction targets for its full value chain

Meeting Science-Based Targets will require processes, like Bion’s 3G platform, that can be monitored and controlled, with quantified and verified performance. That same third party verification will also be used by Bion to back a USDA-certified sustainable brand that will communicate those improvements to the consumer.

https://www.marketscreener.com/quote/stock/THE-WENDY-S-COMPANY-9691436/news/Wendy-nbsp-Investors-encouraged-by-Wendy-s-pledge-to-set-science-based-emissions-reduction-targets-33017299/